UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2006

SUMMIT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-11986	75-1694807

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

3880 Hulen Street, Fort Worth, Texas 76107

(Address of principal executive offices)

(817) 336-6817

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.     Results of Operations and Financial Condition.

          On January 23, 2006, the Company issued a press release publicly announcing that “a classified borrower with outstanding loan balances of approximately $9 million notified the Company that it was experiencing further financial distress.”  Subsequent to that press release, the borrower requested a deferral of future principal and interest payments until such time as the borrower’s financial arrangements can be restructured, the borrower or certain of its assets sold or other arrangements for payment can be made.  Effective February 9, 2006, the Company placed all loans to this borrower on non-accrual and agreed, subject to an infusion of a specified amount of capital and certain other conditions, to defer all payments of principal and interest from this borrower until June 30, 2006.  On February 9, 2006, an outside investor contributed to Borrower the specified amount of additional capital in the form of debt subordinated to the Company’s loans.

In the press release of January 23, 2006, the Company stated its belief that the allowance for loan losses was sufficient to cover the exposure of loss based on information available at that time.  In light of further information and developments since January 23rd, the Company anticipates that additional provisions for loan losses may be taken during the first quarter to provide for any estimated ultimate loss that could arise from this credit relationship as developments warrant.  Because this remains a dynamic situation, the Company’s management will continue to monitor this situation very closely.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUMMIT BANCSHARES, INC.

DATE: February 13, 2006	By:	/s/ Bob G. Scott

Bob G. Scott, Chief Operating Officer